Exhibit 99.1

NEWS RELEASE

Nabors Announces Second Quarter 2021 Results

HAMILTON, Bermuda, July 27, 2021 /PRNewswire/ -- Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported second quarter 2021 operating revenues of $489 million, compared to operating revenues of $461 million in the first quarter of 2021. The net loss from continuing operations attributable to Nabors common shareholders for the quarter was $196 million, or $26.59 per share. The second quarter results included charges of $81 million comprised mainly of an impairment of assets in Canada, related to the pending sale of our Canada drilling rigs, and a tax reserve for contingencies in our International segment. This compares to a loss from continuing operations of $141 million, or $20.16 per share in the prior quarter. Excluding the above unusual items in the second quarter, the net loss improved by $26 million, primarily reflecting higher adjusted EBITDA, and lower depreciation and income tax expense. Second quarter adjusted EBITDA was $117 million, compared to $108 million in the first quarter.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “Our second quarter results validate our strategy as we made concrete progress on our goals. All of our segments performed well. Second quarter adjusted EBITDA was 9% higher than the first quarter, and above our expectations. We benefitted from continued activity increases in U.S. and International markets. Sequential improvements were achieved in our Drilling Solutions business, as well as Rig Technologies, which recorded its highest performance in the last year.

“We had another outstanding quarter in terms of free cash flow generation, which drove further progress in cutting our debt.

“During the second quarter, global oil prices increased steadily. Oilfield activity responded, and in particular in our drilling markets. The Lower 48 land drilling market grew by 16% on average in the second quarter. Activity also strengthened in our major international markets, notably for Nabors, in Saudi Arabia and Latin America. With the strength in commodity markets since the pandemic lows, we expect continued increases in drilling activity both in the U.S. and internationally. In tandem with improved utilization, we also expect pricing to increase in the second half of 2021.”

Consolidated and Segment Results

The U.S. Drilling segment reported $59.8 million in adjusted EBITDA for the second quarter of 2021, a 2% increase from the prior quarter. For the quarter, Nabors’ average Lower 48 rig count, at 64, increased by more than seven rigs, or 13%. Average daily margins in the Lower 48 were $7,017, as rigs were added at current market rates. The U.S. Drilling segment’s rig count currently stands at 72, with 67 rigs in the Lower 48. Based on the Company’s current outlook, the third quarter average Lower 48 rig count is expected to increase by four to six rigs over the second quarter average. Nabors expects third quarter Lower 48 drilling margins in line with the second quarter level. For the third quarter, for the U.S. Offshore and Alaska operations, the Company expects adjusted EBITDA similar to the second quarter.

NEWS RELEASE

International Drilling adjusted EBITDA increased sequentially by 14%, to $71.3 million. The rig count averaged 68 rigs, a 5% increase from the first quarter. This improvement was driven primarily by new contracts in Colombia and the resumption of drilling rigs that had been temporarily idled in Saudi Arabia. Average margin per day was $13,420, an increase of more than $500, driven by improved performance in Saudi Arabia and more generally in the Eastern Hemisphere.

The third quarter outlook for the International segment includes a slight decline in rig count, and daily margins in line with the second quarter. This change in rig count reflects idle time as one of the Company’s rigs moves between customers and an additional rig moves between platforms to accommodate the client’s change in activity profile.

In Drilling Solutions, adjusted EBITDA of $12.8 million increased by 12% compared to the previous quarter, due to stronger activity across all service lines. The main contributors to the improvement were performance drilling software and casing running services. The Company expects third quarter Drilling Solutions adjusted EBITDA to increase versus the second quarter.

In the Rig Technologies segment, second quarter adjusted EBITDA was $2.0 million, an improvement of $2.6 million compared to the first quarter. The increase was mainly due to a better sales mix of repairs and capital equipment. The Company expects third quarter adjusted EBITDA for Rig Technologies above the second quarter level.

Canada Drilling reported second quarter adjusted EBITDA of $3.0 million, reflecting the usual seasonal reduction in activity. The previously announced sale of the Canada drilling assets is expected to close around the end of July.

Free Cash Flow and Capital Discipline

Free cash flow, defined as net cash provided by operating activities less net cash used by investing activities, as presented in the Company’s cash flow statement, totaled $68 million in the second quarter after funding capital expenditures of $77 million. The Company improved total debt by $76 million during the second quarter and improved net debt, defined as total debt less cash, cash equivalents and short-term investments, by $58 million. For the full year, capital expenditures are expected to total approximately $300 million, including roughly $100 million funded by SANAD, to support the SANAD rig newbuild program.

William Restrepo, Nabors CFO, stated, “The improving commodity markets are favorable for oilfield activity. We have seen clients become increasingly selective in their vendors, favoring those that can deliver high performance with advanced drilling and information solutions, combined with best in class safety results. We believe our fleet capabilities combined with our smart app portfolio continue to be industry leading.

“We have seen a strong activity response by our client base to the improvement in commodity prices over the past year. The Lower 48 appears poised to strengthen further, especially among private and smaller operators. We are optimistic for growth in our International markets later in 2021.

NEWS RELEASE

“Our commitment to capital discipline was once again demonstrated by strong free cash flow generation. With our cash flow performance, we have funded the global operation, including the newbuild rigs for SANAD, while improving our net debt. We recently launched an innovative delevering transaction with the issuance of warrants to shareholders. We believe the exercise of these warrants will be one more milestone in our progress towards a strong capital structure.”

Mr. Petrello concluded, “The second quarter results exceeded our expectations. We made solid progress on our twin goals to generate free cash flow and reduce net debt. Our improving operating performance and timely asset sales demonstrate our commitment to optimizing our capital allocation and improving our leverage.

“Our commitment to ESG and Sustainability continues. We recently improved our performance in both Environmental and Social score metrics, and are working to advance these efforts further.

“We made additional progress on our initiatives in the energy transition. We are making investments in geothermal companies with potentially disruptive technology. We also signed agreements that give us access to technologies in fuel efficiency and emissions reduction, as well as carbon capture. These efforts are in addition to our own internal initiatives focused on power management and energy storage.

“In parallel, we are pressing our leadership position further in the automation and digitalization of the well construction process. We are determined to continue delivering and realizing value with our advanced solutions.

“For the second half of 2021, we expect further improvement in oilfield industry fundamentals, notwithstanding the challenges posed by the COVID Delta variant. With our outstanding workforce, global fleet capability that is second to none, and our growing technology portfolio, we believe we will make even more progress on our financial goals this year.”

About Nabors Industries

Nabors Industries is a leading provider of advanced technology for the energy industry. With operations in approximately 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and sustainable energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to help shape the future of energy and enable the transition to a lower carbon world. Learn more about Nabors and its 100-year history of energy technology leadership: www.nabors.com.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

NEWS RELEASE

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), (gain)/loss on debt buybacks and exchanges, impairments and other charges and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments. Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), net debt, and free cash flow, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and free cash flow to cash flow provided by operations, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  William C. Conroy, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2021	2020	2021	2021	2020
Revenues and other income:
Operating revenues	$489,333	$533,931	$460,511	$949,844	$1,252,295
Investment income (loss)	(62)	2,036	1,263	1,201	(1,162)
Total revenues and other income	489,271	535,967	461,774	951,045	1,251,133

Costs and other deductions:
Direct costs	312,466	326,557	290,654	603,120	788,397
General and administrative expenses	51,580	46,244	54,660	106,240	103,628
Research and engineering	7,965	7,305	7,467	15,432	18,714
Depreciation and amortization	174,775	211,120	177,276	352,051	438,183
Interest expense	41,714	51,206	42,975	84,689	105,928
Impairments and other charges	59,868	57,852	2,483	62,351	334,286
Other, net	6,587	(30,795)	4,863	11,450	(47,905)
Total costs and other deductions	654,955	669,489	580,378	1,235,333	1,741,231

Income (loss) from continuing operations before income taxes	(165,684)	(133,522)	(118,604)	(284,288)	(490,098)
Income tax expense (benefit)	24,719	4,446	9,725	34,444	22,139

Income (loss) from continuing operations, net of tax	(190,403)	(137,968)	(128,329)	(318,732)	(512,237)
Income (loss) from discontinued operations, net of tax	8	23	19	27	(70)

Net income (loss)	(190,395)	(137,945)	(128,310)	(318,705)	(512,307)
Less: Net (income) loss attributable to noncontrolling interest	(5,614)	(10,167)	(8,776)	(14,390)	(27,632)
Net income (loss) attributable to Nabors	(196,009)	(148,112)	(137,086)	(333,095)	(539,939)
Less: Preferred stock dividend	-	(3,653)	(3,653)	(3,653)	(7,305)
Net income (loss) attributable to Nabors common shareholders	$(196,009)	$(151,765)	$(140,739)	$(336,748)	$(547,244)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(196,017)	$(151,788)	$(140,758)	$(336,775)	$(547,174)
Net income (loss) from discontinued operations	8	23	19	27	(70)
Net income (loss) attributable to Nabors common shareholders	$(196,009)	$(151,765)	$(140,739)	$(336,748)	$(547,244)

Earnings (losses) per share:
Basic from continuing operations	$(26.59)	$(22.13)	$(20.16)	$(46.90)	$(78.85)
Basic from discontinued operations	-	-	-	-	(0.01)
Total Basic	$(26.59)	$(22.13)	$(20.16)	$(46.90)	$(78.86)

Diluted from continuing operations	$(26.59)	$(22.13)	$(20.16)	$(46.90)	$(78.85)
Diluted from discontinued operations	-	-	-	-	(0.01)
Total Diluted	$(26.59)	$(22.13)	$(20.16)	$(46.90)	$(78.86)

Weighted-average number of common shares outstanding:
Basic	7,460	7,052	7,102	7,281	7,052
Diluted	7,460	7,052	7,102	7,281	7,052

Adjusted EBITDA	$117,322	$153,825	$107,730	$225,052	$341,556

Adjusted operating income (loss)	$(57,453)	$(57,295)	$(69,546)	$(126,999)	$(96,627)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	December 31,
(In thousands)	2021	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$399,897	$417,561	$481,746
Accounts receivable, net	312,136	331,453	362,977
Assets held for sale	111,682	16,563	16,562
Other current assets	263,424	270,454	270,180
Total current assets	1,087,139	1,036,031	1,131,465
Property, plant and equipment, net	3,562,350	3,829,222	3,985,707
Other long-term assets	392,829	389,653	386,256
Total assets	$5,042,318	$5,254,906	$5,503,428

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$-	$-	$-
Other current liabilities	529,116	490,797	515,469
Total current liabilities	529,116	490,797	515,469
Long-term debt	2,823,125	2,898,879	2,968,701
Other long-term liabilities	354,637	341,109	319,610
Total liabilities	3,706,878	3,730,785	3,803,780

Redeemable noncontrolling interest in subsidiary	398,497	396,167	442,840

Equity:
Shareholders' equity	818,919	1,013,753	1,151,384
Noncontrolling interest	118,024	114,201	105,424
Total equity	936,943	1,127,954	1,256,808
Total liabilities and equity	$5,042,318	$5,254,906	$5,503,428

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2021	2020	2021	2021	2020
Operating revenues:
U.S. Drilling	$161,606	$173,784	$142,299	$303,905	$448,685
Canada Drilling	12,313	3,564	20,989	33,302	29,155
International Drilling	255,282	301,078	246,838	502,120	638,188
Drilling Solutions	39,111	33,129	35,706	74,817	88,513
Rig Technologies (1)	34,552	33,582	25,748	60,300	75,732
Other reconciling items (2)	(13,531)	(11,206)	(11,069)	(24,600)	(27,978)
Total operating revenues	$489,333	$533,931	$460,511	$949,844	$1,252,295

Adjusted EBITDA: (3)
U.S. Drilling	$59,784	$77,659	$58,786	$118,570	$179,468
Canada Drilling	3,008	(564)	9,659	12,667	7,367
International Drilling	71,322	93,510	62,611	133,933	185,019
Drilling Solutions	12,796	9,411	11,458	24,254	28,850
Rig Technologies (1)	2,035	3,176	(533)	1,502	(2)
Other reconciling items (4)	(31,623)	(29,367)	(34,250)	(65,873)	(59,146)
Total adjusted EBITDA	$117,322	$153,825	$107,730	$225,052	$341,556

Adjusted operating income (loss): (5)
U.S. Drilling	$(20,869)	$(23,395)	$(23,336)	$(44,205)	$(30,799)
Canada Drilling	(2,608)	(5,795)	3,907	1,299	(5,758)
International Drilling	(8,439)	276	(18,632)	(27,071)	(3,871)
Drilling Solutions	6,524	1,733	4,710	11,234	12,282
Rig Technologies (1)	(692)	(1,492)	(2,569)	(3,261)	(9,643)
Other reconciling items (4)	(31,369)	(28,622)	(33,626)	(64,995)	(58,838)
Total adjusted operating income (loss)	$(57,453)	$(57,295)	$(69,546)	$(126,999)	$(96,627)

Rig activity:
Average Rigs Working: (6)
Lower 48	63.5	57.2	56.2	59.9	73.1
Other US	5.7	6.6	4.3	5.0	7.0
U.S. Drilling	69.2	63.8	60.5	64.9	80.1
Canada Drilling	8.2	2.2	13.7	10.9	9.5
International Drilling	68.3	82.4	64.8	66.5	84.6
Total average rigs working	145.7	148.4	139.0	142.3	174.2

Daily Rig Revenue:
Lower 48	$21,015	$24,744	$21,656	$21,314	$26,238
Other US	78,215	74,825	83,793	80,624	78,089
U.S. Drilling (8)	25,694	29,927	26,115	25,890	30,776
Canada Drilling	16,512	18,105	16,995	16,813	16,920
International Drilling	41,102	40,129	42,347	41,704	41,456

Daily Rig Margin: (7)
Lower 48	$7,017	$10,449	$8,466	$7,694	$10,110
Other US	48,657	46,032	54,974	51,385	44,828
U.S. Drilling (8)	10,424	14,132	11,803	11,064	13,148
Canada Drilling	4,993	899	8,160	6,968	5,146
International Drilling	13,420	14,091	12,917	13,176	13,773

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(1)	Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)	Represents the elimination of inter-segment transactions related to our Rig Technologies operating segment.

(3)	Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)	Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(6)	Represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

(7)	Daily rig margin represents operating revenue less operating expenses, divided by the total number of revenue days during the quarter.

(8)	The U.S. Drilling segment includes the Lower 48, Alaska, and Gulf of Mexico operating areas.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands)	2021	2020	2021	2021	2020
Adjusted EBITDA	$117,322	$153,825	$107,730	$225,052	$341,556
Depreciation and amortization	(174,775)	(211,120)	(177,276)	(352,051)	(438,183)
Adjusted operating income (loss)	(57,453)	(57,295)	(69,546)	(126,999)	(96,627)

Investment income (loss)	(62)	2,036	1,263	1,201	(1,162)
Interest expense	(41,714)	(51,206)	(42,975)	(84,689)	(105,928)
Impairments and other charges	(59,868)	(57,852)	(2,483)	(62,351)	(334,286)
Other, net	(6,587)	30,795	(4,863)	(11,450)	47,905
Income (loss) from continuing operations before income taxes	$(165,684)	$(133,522)	$(118,604)	$(284,288)	$(490,098)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	June 30,	March 31,	December 31,
(In thousands)	2021	2021	2020
	(Unaudited)
Current portion of debt	$-	$-	$-
Long-term debt	2,823,125	2,898,879	2,968,701
Total Debt	2,823,125	2,898,879	2,968,701
Less: Cash and short-term investments	399,897	417,561	481,746
Net Debt	$2,423,228	$2,481,318	$2,486,955

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO

NET CASH PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2021	2021	2021
Net cash provided by operating activities	$133,713	$79,490	$213,203
Less: Net cash used for investing activities	(65,800)	(19,119)	(84,919)
Free cash flow	$67,913	$60,371	$128,284

Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of the consolidated Company based on several criteria, including free cash flow, because it believes that these financial measures accurately reflect the Company's ongoing profitability and performance.

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